                                                                   EXHIBIT 10.32



                                 EMPLOYMENT AGREEMENT


    THIS EMPLOYMENT AGREEMENT is made and entered into as of March 15, 1997, between PolyVision Corporation, a New York corporation (the "Company"), and David H. Holt (the "Executive").

                                 W I T N E S S E T H:

    WHEREAS, the Board of Directors of the Company (the "Board") recognizes that the Executive's contribution to the future growth and success of the Company is expected to be substantial;

    WHEREAS, the Board has determined that an employment agreement will reinforce and encourage the continued attention and dedication of the Executive to the Company and its shareholders, and the Executive is willing to commit himself to serve the Company, on the terms and conditions herein provided; and

    WHEREAS, in order to effect the foregoing, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below.

    NOW THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

    1. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

    2. TERM. The employment of the Executive by the Company hereunder and as provided in Section 1 will commence as of the date hereof (the "Commencement Date") and will continue in effect until the third anniversary of the Commencement Date, unless terminated as provided in Sections 7(a), (b), (c) or
(d).

    3. POSITION AND DUTIES. The Executive shall serve as Chief Executive Officer of the Company with such responsibilities, duties and authority as are customary for such a position and office and as may from time to time be assigned to the Executive by the Company's Board, provided that the same is consistent with the Executive's office as Chief Executive Officer. The Executive shall devote all of his working time and efforts to the business and affairs of the Company, provided that the Executive may be involved in charitable and trade association activities and make passive investments that do not materially detract from the discharge of his responsibilities hereunder.

    4. DIRECTOR. The Company shall cause the Executive to be elected a member of the Board of Directors of the Company, for so long as the Executive remains the Company's Chief Executive Officer.

    5.   COMPENSATION AND RELATED MATTERS.

         (a) BASE SALARY. During the term of the Executive's employment hereunder, the Company shall pay to the Executive an annual base salary of $175,000, such salary to be paid in substantially equal periodic installments in accordance with the normal payroll practice of the Company. The Executive's base salary shall be increased on each anniversary date of the Commencement Date during the employment term by the percentage increase in the Consumer Price Index for the New York City Metropolitan Area, as published by the U.S. Department of Commerce, for the year ended December 31 prior to each such anniversary date.

         (b) INCENTIVE COMPENSATION. The Company will pay the Executive an annual bonus (the "Annual Bonus") within sixty (60) days following the last day of the Company's fiscal year in an amount, if any, of up to 40% of the Executive's annual base salary then in effect, as determined by the Board of Directors and further provided the Company achieves its targeted corporate objectives for such year based upon that year's operating or incentive program (as approved by the Company's Board of Directors, as described below), it being understood that the Company, at its sole election, may pay the Executive his Annual Bonus in the form of restricted stock grants; PROVIDED, that with respect to any bonus payable in respect of the fiscal year ending April 30, 1998, such bonus, if any, shall be increased by 12.5% to reflect an additional 1.5 months caused by the March 15, 1997 Commencement Date of this Agreement. The Executive will be responsible for developing a senior management cash and equity incentive program for review and approval by the Board of Directors of the Company. Such program will give consideration to financial criteria such as return on capital employed, earnings growth and other relevant criteria. Upon Board of Director approval of such program, the Executive will participate in such program.

         (c) LOAN. In the event that the Company pays the Annual Bonus, if any, to the Executive in the form of restricted stock grants, the Company will loan the Executive an amount equal to the full cost of any tax liability (including the tax liability arising out of payments pursuant hereto) that arises out of restricted stock grants made to the Executive under this
Section 5(b). Any such loan made to the Executive, evidenced by a promissory note executed by the Executive, shall bear interest at the minimum imputed rate of interest set by the Internal Revenue Service and shall be repaid to the Company promptly upon the earlier of the sale of all or any portion of such stock (on a pro rata basis) or the fifth anniversary of the date of such loan.

         (d) STOCK OPTIONS. The Executive shall be entitled to receive incentive stock options (the "Stock Options") to purchase 150,000 shares of Common Stock, par value $.001 per share, of the Company (the "Company Stock") at an exercise price equal to 110% of the average of the high and low price of the Company Stock on the American Stock Exchange on the trading day immediately prior to the Commencement Date, vesting in three (3) equal installments on the first, second and third annual anniversary of the Commencement Date. The Stock Options will be granted within thirty (30) days of the Commencement Date following the meeting of the Board's Compensation Committee.

         In the event of termination of employment (i) by the Executive under
Section 7(e)(ii) or without Good Reason, on or prior to the third anniversary of the Commencement Date or (ii) pursuant to Section 7(c), all Stock Options not theretofore exercisable will lapse and be forfeited. In the event the Executive's employment is terminated for any other reason on or prior to the third anniversary of the Commencement Date, all Stock Options not theretofore exercisable will thereupon become exercisable. Except as otherwise provided herein or in Section 9, each Stock Option will expire 10 years after it is granted.

         (e) EXPENSES. During the term of the Executive's employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including (i) all expenses of travel and living expenses while away from home or business or at the request of and in the service of the Company and (ii) an automobile allowance of $1,250 per month to cover all expenses of parking, maintaining, insuring and operating an automobile, provided that all such expenses are accounted for in accordance with the policies and procedures established by the Company.

         (f) OTHER BENEFITS. The Executive shall be entitled to participate in all of the fringe benefit plans and arrangements of the Company (including, without limitation, each group life insurance and accident plan, medical and dental insurance plans, disability plan, and "first dollar" medical/dental reimbursement program) as are provided to other senior executives of the Company. The Company shall also pay the premium for a "split dollar" life insurance policy of $500,000 for the Executive.

         (g) ANNUAL PHYSICAL EXAMINATION. During the term of this Agreement, the Company shall reimburse the Executive for the reasonable expenses incurred by the Executive in undergoing an annual physical examination by a licensed physician.

         (h) TAX AND FINANCIAL PLANNING. During the term of this Agreement, the Company shall reimburse the Executive for the reasonable expenses incurred by the Executive in connection with obtaining professional tax and financial planning advice.

    6. ADDITIONAL OFFICES. Subject to Section 3, the Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company and/or any of its subsidiaries and in one or more executive offices of any of the Company's subsidiaries, provided that the Executive is indemnified (to the same extent as indemnified by the Company) for serving in any and all such capacities.

    7. TERMINATION. The Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

         (a) DEATH. The Executive's employment hereunder shall terminate upon his death.

         (b) DISABILITY. The Company may terminate the Executive's employment hereunder if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for 120 days during any eight (8) month period.

         (c) CAUSE. The Company may terminate the Executive's employment hereunder at any time for "Cause." For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon (i) the conviction of a crime involving a felony, or fraud, embezzlement or other defalcation or (ii) wilful or material breach of the Executive's obligations (e.g., intentional and repeated failure to discharge responsibilities consistent with the Executive's office and established corporate policies, direct or indirect employment with or active financial interest in a third party or violation of appropriate non-compete or confidentiality covenants), provided that the Executive shall be entitled to be engaged in personal or charitable interests that do not distract from his full-time commitment to the Company.
For purposes of this Section 7(c), the Executive's disability will not be a basis for failure to perform required obligations. In addition, for purposes of this Section 7(c), an act, or failure to act, on the part of the Executive shall not be considered willful if done, or omitted to be done, by the Executive with the good faith reasonable belief (as determined by what a reasonable senior executive officer in similar circumstances would reasonably believe) that such action or omission was in the best interests of the Company.

         (d) TERMINATION BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate his employment hereunder for "Good Reason." For purposes of this Agreement, "Good Reason" shall mean:

              (i) a failure by the Company to comply with any material provision of this Agreement which has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Company;

              (ii) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirement of Section 7(f) hereof (and for purposes of this Agreement no such purported termination shall be effective); and

              (iii) the assignment to the Executive of any duties materially inconsistent with his status as Chief Executive Officer of the Company, it being understood that this would include the event of a merger or acquisition of the Company which results in the Executive reporting to other than the Board of Directors of the Company or other publicly-held corporation.

         (e)  TERMINATION ELECTION.

              (i) A notice to Executive by the Company will constitute an election by the Company to terminate the Executive's employment (A) without Cause thirty (30) days following the date of delivery of the notice and (B) with Cause fifteen (15) days following the date of delivery of the notice; PROVIDED, that in the event the Company terminates the Executive's employment with Cause as a result of the willful or material breach of the Executive's obligations as construed by
Section 7(c)(ii), the Executive will be entitled to a one-time 30 day opportunity to cure provided that the Executive commences such cure within 15 days.

              (ii) A notice to the Company by the Executive will constitute an election by the Executive to terminate Executive's employment sixty (60) days following the date of delivery of the notice.

              (iii) In no event, however, shall the term of the Executive's employment hereunder extend beyond the end of the month in which the Executive's sixty-fifth (65th) birthday occurs.

         (f) NOTICE OF TERMINATION. Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to subsection (a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean only a notice which is based upon, and shall indicate, the specific termination provision in this Agreement relied upon and, except for a termination under Section 7(d) hereof, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         (g) DATE OF TERMINATION. "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death,(ii) if the Executive's employment is terminated pursuant to Section 7(b) above, upon the giving by the Company of Notice of Termination,(iii) if the Executive's employment is terminated pursuant to Section 7(c) above, the date specified in the Notice of Termination,(iv) if the Executive's employment is terminated by either of the elections pursuant to Section 7(e) above, the applicable date of termination determined under Section 7(e) above, and (v) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given; PROVIDED, HOWEVER, that, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

    8.   COMPENSATION UPON TERMINATION OR DURING DISABILITY.

         (a) During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), the Executive shall continue to receive, or receive the benefit of (as the case may be), all items described in

Section 5 hereinabove at the rate then in effect for such period until his employment is terminated pursuant to Section 7(b) hereof, provided that payments so made to the Executive during the first 120 days of the disability period shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment.

         (b) The Company shall maintain in full force and effect, for the continued benefit of the Executive for the remainder of the month following the Date of Termination due to Disability, all employee welfare benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs.

         (c) If the Executive's employment is terminated by his death, the Company shall pay any amounts due to, or for the benefit of, or which would otherwise have been paid to the Executive under Section 5 hereof for the remainder of the month after the date of his death.

         (d) If the Executive's employment shall be terminated by the Company for Cause, the Company shall pay all amounts under Section 5 hereof due to, or for the benefit of, the Executive through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to the Executive under this Agreement.

         (e) (i) If the Executive's employment is terminated by the Company under Section 7(e)(i)(A) hereof on or prior to the 180th day following the Commencement Date, the Company shall pay to the Executive as severance an amount equal to three times the monthly base salary in effect immediately prior to termination, plus an amount due or estimated to be due in respect of payments to be made under Section 5(b);

              (ii) If the Executive's employment is terminated by the Company under Section 7(e)(i) hereof after the 180th day following the Commencement Date, the Company shall pay to the Executive as severance an amount equal to one times the annual base salary in effect immediately prior to termination plus an amount due or estimated to be due in respect of payments to be made under
Section 5(b); and

              (iii) The amounts payable to Executive as described in Sections 8(e)(i) and (ii) shall be paid to Executive in a lump sum on the Date of Termination.

         (f) If the Executive shall terminate his employment for Good Reason, then

              (i) The Company shall pay all amounts due to, or for the benefit of, the Executive under Section 5 through the Date of Termination at the rate in effect at the time

Notice of Termination is given and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under Section 5(d) or any compensation plan or program of the Company at the time such payments are due;

              (ii) In lieu of any further salary or bonus payments to the Executive for periods subsequent to the Date of the Termination, the Company shall pay as severance pay to the Executive a salary and bonus severance payment under the same terms as if the Executive were terminated under Section 7(e)(i)(A); and

              (iii)The Company shall maintain, for the continued benefit of the Executive, all employee welfare benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination to the same extent as if the Executive's employment had been terminated without Cause, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs.

    9. TERMINATION/UNEXERCISED STOCK OPTIONS. In the event of the termination of the employment of the Executive for any reason, all unexercised and exercisable stock options granted to him hereunder must be exercised by him, or his estate (or heir(s)), as the case may be, before the 90th day following the termination of his employment, except that, in the event the Executive's employment is terminated with Cause, before the 30th day following the termination of his employment.

    10. MITIGATION. In the event that the Executive receives benefits from other employment after the Date of Termination, the benefits to be provided by the Company under the provisions of Section 8(b) shall be correspondingly reduced.

    11. ANTI-DILUTION/RECAPITALIZATION OF THE COMPANY. In the event of any change in the number of issued shares of Company Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares, then appropriate adjustments shall be made by the Company with respect to outstanding unexercised Stock Options and/or the aggregate number of shares of Company Stock of the Company in respect of which Stock Options may be exercised

    12.  NONCOMPETITION.

         (a) The Executive agrees that he will not, either directly or indirectly, use or divulge to any person, firm, corporation, partnership or other legal entity, either during the term of this Agreement or thereafter, or make known to any person, firm, corporation, partnership or other legal entity, any Confidential Information (as hereinafter defined) of the Company. Executive shall keep secret and confidential all matters entrusted to Executive and shall not use or attempt to use any such Confidential Information in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to the Company. For purposes of this Agreement, "Confidential Information" shall mean and include, without limitation, any patents, patent applications, copyrights, trademarks, trade names, service marks, service names, "know-how," trade secrets, technology, custom computer hardware or software, customer or client lists, details of client contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, procurement and sales activities, promotion and pricing techniques, credit and financial data concerning customers or suppliers, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs, processes, procedures, formulas or improvements of the Company, whether or not in written or tangible form, and whether or not registered, and including all memoranda, notes, plans, reports, records, documents and other evidence thereof. The term "Confidential Information," as used herein, does not include information which is or becomes generally available to the public other than as a result of disclosure by the Executive or others acting on his behalf or which is generally known in the information display technology business.

         (b) The Executive further agrees that he will not, at any time during the term of this Agreement or within two (2) years after the termination of his employment hereunder, however caused, solicit, interfere with or endeavor to entice away from the Company any customer or employee of the Company.

         (c) The Executive agrees that during the term of this Agreement and for a period of two (2) years after the termination of his employment with the Company, however caused, he will not within the United States of America, directly or indirectly, engage in any business or own or control any interest in, or act as a shareholder, director, officer, partner, trustee, employee, independent contractor, consultant or other agent of any person, firm, corporation, partnership or other legal entity, directly or indirectly engaged in the business conducted by the Company. The Executive acknowledges that the business of the Company extends beyond the geographic area of the State of New York (and is intended to extend nationwide) and that, accordingly, it is reasonable that the restrictive covenants set forth above are not limited by specific geographic areas but throughout the United States of America.

         (d) The Executive acknowledges that the foregoing provisions are an essential part of such transaction, and Executive agrees to be bound by the provisions hereof to the maximum extent permitted by law, it being the intent and spirit of the parties that the foregoing shall be enforceable. If any court of competent jurisdiction should determine that the duration, reach and/or scope (geographic or otherwise) of the agreements contained herein are unreasonable, then to the fullest extent permitted by law, the court may prescribe a reasonable duration, reach and/or scope (geographic or otherwise).

    13.  SUCCESSORS; BINDING AGREEMENT.

         (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to or concurrently with the effectiveness of any such succession shall be a breach of the Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in the Agreement, "Company" shall mean the Company as previously defined and any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

    14. NOTICES. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:


    If to the Executive:          Mr. David H. Holt
                                  1107 Oakmont Road
                                  Clarks Summit, PA  18411-2073
                                  Facsimile:  (717) 587-5607

    If to the Company:            PolyVision Corporation
                                  1790 Broadway, 15th Floor
                                  New York, New York 10019
                                  Attn: Chairman of the Board
                                  Facsimile:  (212) 757-3423

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

    15. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designed by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions as the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of New York, without regard to its conflicts of law principles.

    16. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

    17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

    18. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.



                         POLYVISION CORPORATION



                         By:/s/ Bragi F. Schut
                            --------------------------------
                             Bragi F. Schut
                             Chairman, Compensation Committee




                         /s/ David H. Holt
                         -----------------------------------
                               David H. Holt